EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-175105 of our report dated April 26, 2011, relating to the consolidated financial statements of Orchard Supply Hardware Stores Corporation and subsidiaries as of January 29, 2011 and January 30, 2010, and for each of the three years in the period ended January 29, 2011, appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

September 9, 2011